Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlying: S&P 500 ® Index (ticker: “SPX”) Pricing date: April 26, 2022 Valuation dates: Quarterly, beginning after one year Maturity date: April 29, 2027 (unless earlier redeemed) Automatic early redemption: If on any valuation date the closing value of the underlying is greater than or equal to its premium threshold value, the sec uri ties will be automatically called for an amount equal to the principal plus the applicable premium Premium: At least 6.65%* per annum CUSIP / ISIN: 17330FA50 / US17330FA506 Trigger value: 75% of the initial underlying value Initial underlying value: The c losing value of the underlying on the pricing date Final underlying value : The closing value of the underlying on the final valuation date Underlying return: ( i ) The final underlying value minus the initial underlying value, divided by (ii) the initial underlying value Payment at maturity (if not autocalled): • If the final underlying value is greater than or equal to the initial underlying value: $1,000 + the premium applicable to the final valuation date • If the final underlying value is less than the initial underlying value but greater than or equal to the trigger value : $1,000 • If the final underlying value is less than the trigger value: $1,000 + [$1,000 × underlying return] If the securities are not automatically redeemed prior to maturity and the final underlying value is less than the trigger value, you will receive less than the stated principal amount of your securities, and possibly nothing, at maturity. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Stated principal amount: $1,000 per security Pricing Supplement: Preliminary Pricing Supplement dated April 1, 2021 * The actual premium will be determined on the pricing date. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 5 Year Autocallable Securities Linked to the SPX

Citigroup Global Markets Holdings Inc.
Guaranteed by Citigroup Inc.

Hypothetical Interim Payment per Security

Valuation Date on which the Underlying Exceeds Initial Underlying Value	Premium*	Hypothetical Redemption
Valuation Date 1	6.6500%	$1,066.500
Valuation Date 2	8.3125%	$1,083.125
Valuation Date 3	9.9750%	$1,099.750
Valuation Date 4	11.6375%	$1,116.375
Valuation Date 5	13.3000%	$1,133.000
Valuation Date 6	14.9625%	$1,149.625
Valuation Date 7	16.6250%	$1,166.250
Valuation Date 8	18.2875%	$1,182.875
Valuation Date 9	19.9500%	$1,199.500
Valuation Date 10	21.6125%	$1,216.125
Valuation Date 11	23.2750%	$1,232.750
Valuation Date 12	24.9375%	$1,249.375
Valuation Date 13	26.6000%	$1,266.000
Valuation Date 14	28.2625%	$1,282.625
Valuation Date 15	29.9250%	$1,299.250
Valuation Date 16	31.5875%	$1,315.875
Valuation Date 17	33.2500%	$1,332.500

If the closing value of the underlying is not greater than or equal to the initial underlying value on any valuation date, then the securities will not be automatically redeemed and you will not receive a premium.

* The hypotheticals assume that the premium will be set at the lowest value indicated in this offering summary.

Hypothetical Payment at Maturity per Security*


$2,000
$1,800
$1,600
$1,400
$1,332.50
$1,200
$1,000
$800
$749.99
$600
$400
$200
$0
Payment at Maturity Per Security
A
B
C
D
33.25%
-25.00%
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
Underlying Return

	Hypothetical Underlying Return	Hypothetical Payment at Maturity
D	100.00%	$1,332.50
	75.00%	$1,332.50
	33.25%	$1,332.50
C	25.00%	$1,332.50
	0.00%	$1,332.50
B	-5.00%	$1,000.00
	-10.00%	$1,000.00
	-25.00%	$1,000.00
A	-25.01%	$749.90
	-50.00%	$500.00
	-100.00%	$0.00

Selected Risk Considerations • You may lose a significant portion or all of your investment. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value. If the final underlying value is less than the trigger value, you will lose 1% of the stated principal amount of the securities for every 1% by which the underlying has declined from its initial underlying value. • Your potential return on the securities is limited. • The securities do not pay interest. • The securities may be automatically redeemed prior to maturity, limiting the term of the securities. • The securities offer downside exposure, but no upside exposure, to the underlying. • You will not receive dividends or have any other rights with respect to the underlying. • The securities are particularly sensitive to the volatility of the closing values of the underlying on or near the valuation dates. • The securities are unsecured debt securities and are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • Our offering of the securities is not a recommendation of the underlying. • The closing value of the underlying may be adversely affected by our or our affiliates’ hedging and other trading activities. • The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. • The issuer and its affiliates may have conflicts of interest with you. • Changes that affect the underlying may affect the value of your securities. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 255302 and 333 - 255302 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.